EXHIBIT 12.1
STATEMENT RE COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

--------------------------------------------------------------------------------

                                                                           For the Twelve Months Ended September 30

(Dollars in thousands)                                          2002           2001          2000           1999          1998
------------------------------------------------------------------------------------------------------------------------------------
FIXED CHARGES:
Real estate
Interest and debt expense                                        $ 51,061       $ 51,203      $ 47,149       $ 40,546      $ 43,025
Ground rent                                                            --             --            --             --            69
                                                           -------------------------------------------------------------------------
    Total fixed charges for ratio - real estate                    51,061         51,203        47,149         40,546        43,094
Banking
Preference security dividend requirements of
   consolidated subsidiary                                         15,000         15,000        15,000         15,000        15,000
Interest expense                                                  273,186        422,744       394,400        245,507       238,410
                                                           -------------------------------------------------------------------------
    Total fixed charges for ratio - total company                $339,247       $488,947      $456,549       $301,053      $296,504
                                                           =========================================================================


EARNINGS:
Operating income - total company                                 $ 87,177       $ 96,481      $ 68,350       $ 83,033      $164,676
Equity in earnings of unconsolidated entities                      (9,057)        (7,402)       (7,291)        (4,964)       (1,642)
Distributions from unconsolidated entities                         11,496         10,814        10,297          9,513         8,581
Capitalized interest                                                 (287)          (569)       (1,175)          (961)         (208)
Preference security dividend requirements of
   consolidated subsidiary                                        (15,000)       (15,000)      (15,000)       (15,000)      (15,000)
                                                           -------------------------------------------------------------------------
                                                                   74,329         84,324        55,181         71,621       156,407
Total fixed charges for ratio - total company                     339,247        488,947       456,549        301,053       296,504
                                                           -------------------------------------------------------------------------
    Total earnings for ratio                                     $413,576       $573,271      $511,730       $372,674      $452,911
                                                           =========================================================================


RATIO OF EARNINGS TO FIXED CHARGES                                  1.2 x          1.2 x         1.1 x          1.2 x         1.5 x
                                                           =========================================================================


Excess of available earnings over fixed charges                  $ 74,329       $ 84,324      $ 55,181       $ 71,621      $156,407
                                                           =========================================================================